New Mexico Software Denounces Continued Unauthorized E-mail Campaign

Company Emphasizes That Its Only Authorized Information Comes from New Mexico Software or Hawk Associates

Jan 29, 2007 3:13:00 PM

ALBUQUERQUE, N.M.--(BUSINESS WIRE)-- New Mexico Software, Inc. (OTCBB:NMXC) again advised investors that beginning Friday, Jan. 26, the company became the subject of an unauthorized e-mail campaign pumping the company's stock.

On Friday, the company issued a press release disclaiming any factual basis or responsibility for these e-mails. Today, the e-mail campaign continues. As a result, the trading volume in the company's stock reached unprecedented levels on Friday and has already exceeded any historic volume levels within less than two hours of trading today. The company reiterates its position announced Friday that there is absolutely no basis in fact for the assertions being made in the e-mails being circulated. The company has been advised that the e-mail campaign and trading volume have the appearance of a classic "pump-and-dump" scheme, even though the price movement has been within a modest range.

CEO Dick Govatski emphasized that the only authorized information regarding New Mexico Software will come from the company's website or its investor relations firm, Hawk Associates and the SEC filings.

The company has notified the National Association of Securities Dealers and the U.S. Securities Exchange Commission, requesting an investigation into the e-mail campaign and the brokerage firms participating in the trading activity.

About New Mexico Software

New Mexico Software is a leading provider of information management solutions that significantly improve the interface between the paper world and the digital world, facilitating a true paperless environment. It is the only public company providing webbased integrated services for individuals and companies, large or small, which allows full access to data from anywhere in an easy-to-use, familiar browser environment at an affordable price. For more information, visit http://www.nmxc.net or http://www.nmxs.com, or contact Dick Govatski, president and CEO, at (505) 255-1999 or ceo@nmxs.com.

An investment profile on New Mexico Software may be found at http://www.hawkassociates.com/nmxcprofile.aspx. For an online investor relations kit, visit http://www.hawkassociates.com or http://www.americanmicrocaps.com. For more investor-related questions, contact Frank Hawkins, Hawk Associates, at (305) 451-1888 or info@hawkassociates.com.

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.